Exhibit 10.1
TangoPoint Agreement

December 1, 2010

AGREEMENT AMONG BlastGard International Inc. (“BGI”) and the TangoPoint Group (“TPG”) [consisting of TangoPoint Investments, LLC (“TPI”) and TangoPoint Partners (“TPP”)], which shall supersede and replace all prior agreements between the parties

BGI and TPG agree as follows:

1.
TPG will invest $500,000 in BGI (the "First Investment") as follows: $165,000 on December 1, 2010, to be followed by disbursements on December 15, 2010; January 3, 2011; January 17, 2011; and February 1, 2011, in accordance with a schedule to be mutually agreed upon.  After making the First Investment, TPG will involve itself as a consultant in the ongoing operation and management of all aspects of BGI’s businesses (including, without limitation, the “MTR Business” and the “BGI Defense Business”) (the “TPG Consulting Services”) and BGI will fully cooperate with and assist TPG with its efforts, as reasonably requested by TPG.  After TPG makes the First Investment, TPG will have the right to install the CEO of BGI, pursuant to a mutually acceptable employment agreement, which will be entered into between the new CEO and BGI.

2.
TPG may recommend to BGI and the Board of Directors of BGI (the “Board”) that BGI enter into certain agreements and/or joint ventures with third parties (some of whom may be affiliated with TPG and/or certain of its members) for the operation and implementation of various BGI businesses.  In connection herewith, BGI and the Board shall make reasonable, good faith efforts to comply with such recommendations.

3.	In addition to performing the TPG Consulting Services, TPG will make investments in BGI as follows, subject to the terms and conditions described herein:

a.
As noted in Par. 1, TPG will invest $500,000 in BGI (the “First Investment”), which will be used by BGI as follows:  (i) $40,000 to create and test a new MTR, (ii) $50,000 to pay for the costs of the shareholder vote with respect to the BGI Restructuring (described herein), (iii) $60,000 to launch BG Defense, and (iv) up to $350,000 to fund the operations of BGI and to pay past due bills that, in the sole discretion of BGI’s management, need to be paid immediately.

b.
On or before the later of 90 days after this letter agreement is fully executed by all parties or 30 days after the shareholders agree to the BGI Restructuring (the “Consulting Period”) and subject to TPG’s due diligence described in 3c, TPG will invest $3,000,000 in BGI (the “Second Investment”), which will be used by BGI to fund the operations of BGI.

c.
TPG will provide the TPG Consulting Services to BGI to help the company determine how to proceed to develop the business of BGI.  The TPG Consulting Costs shall be determined by TPG in its sole discretion and may include, without limitation, the consulting fees of TPG and any third parties engaged by TPG to assist TPG in the performance of the TPG Consulting Services; costs and expenses (including travel costs) incurred by TPG in connection with the performance of the TPG Consulting Services; the cost of locating a manufacturer to manufacture BGI’s blast mitigating trash receptacles (the “MTRs”); the cost of meeting with potential MTR buyers, users, media companies and advertisers; and the cost of meeting with management and outside consultants of BGI to discuss BGI’s businesses.  BGI acknowledges and agrees that certain TPG Consulting Services, including any and all due diligence on BGI, have been performed prior to the date of this letter agreement by TPG, and any costs associated with such TPG Consulting Services shall be included in the TPG Consulting Costs.

d.
In exchange for making the First Investment of $500,000 into BGI, TPG will issue 16,666,667 shares of its common stock at a price of $0.03 per share (subject only to the availability of authorized and unissued shares).  For the Second Investment of up to $3,000,000, when and if BGI receives shareholder approval to increase the number of authorized shares, BGI will issue to TPG shares of BGI post-reverse split common stock at a price of $0.15 per share (equivalent to $0.03 pre-reverse split shares).  After TPG makes the Second Investment, such that TPG will have invested a total of $3,500,000 by the later of 90 days after this letter agreement is fully executed by the parties or 30 days after the shareholders agree to the BGI Restructuring (the “Consulting Period”), then BGI will issue to TPG additional common stock shares such that TPG will own 35,000,000 shares of post-reverse split common stock in BGI (the “Post-Split Stock Grant) and the effective price per share will become $0.10 per share post-reverse (equivalent to $0.02 per share pre-reverse).

e.
In addition to the First Investment and the Second Investment, TPG may, in its sole and absolute discretion, provide up to $21,500,000 of additional capital investments in or financing to BGI to fund the operations of BGI and the development of its products and business lines.

4.
BGI acknowledges that TPG may request that BGI pledge certain or all present and future assets of BGI (including, without limitation, patents, purchase orders, commitments, intellectual property and all tangible and intangible property of BGI), in the Board and BGI’s reasonable discretion, as security for the First and Second Investments, as security for any present or future obligation of BGI resulting from this letter agreement and/or to further the objectives of the parties described in this letter agreement.  Any security interest granted pursuant to this paragraph will be subject to any then current valid security interest already existing. BGI and the Board will cooperate with TPG in connection with the foregoing.

5.	As consideration for the TPG Consulting Services to be performed by TPG as described herein and in addition to the Post-Split Stock Grant (if the Post-Split Stock Grant is issued), BGI shall:

a.
upon TPG making the First Investment and after the shareholder vote approving the increase in the number of shares authorized, BGI shall issue 2,000,000 post-split shares to TPG or at the direction of TPG to such third parties as TPG shall designate, for consulting or other services performed under this letter agreement (“Consulting Stock Grant”), which Consulting Stock Grant shall be deemed to have been earned by TPG once TPG had completed the First Investment; and

b.
use diligent good faith efforts (with the support of the Board) to initiate, endorse and recommend a stock restructuring (the “BGI Restructuring”) to the shareholders of BGI and to cause the shareholders to vote on the BGI Restructuring as soon as possible; such BGI Restructuring to include the following:

i.	a 1-for-5 reverse stock split of the common stock of BGI will be effectuated such that the current 100 million issued and/or authorized shares would become 20 million post-reverse split shares; and

ii.
immediately after TPG has made the First Investment and Second Investment, issue to TPG common stock warrants (the “Post-Split Warrants”) in BGI for an additional 20 million post reverse split shares of common stock of BGI, as follows:

(a)	10 million shares at an exercise price of $0.15/share, which must be exercised or forfeited within one year after the reverse stock split; and

(b)	10 million shares at an exercise price of $0.30/share, which must be exercised or forfeited within two years after the reverse stock split.

6.
Any shares and/or warrants of common stock in BGI issued to TPG (including the Consulting Stock Grant, the First Investment Stock Grant, the Post-Split Stock Grant and the Post-Split Warrants) may be assigned or transferred to third parties (including third parties who may be affiliated with TPG and/or certain of its members), in the sole discretion of TPG, in connection with agreements and/or joint ventures entered into with such third parties as described above, subject to applicable law.

7.	The holders of shares or warrants of common stock in BGI as described in this letter agreement will be entitled to "piggyback" registration rights on any registration statements that BGI files.

8.
TPG will have the right of first refusal to be the sole provider of the services and functions described in this letter agreement. After the First Investment, any inquiry received by BGI in connection with a potential third party agreement or joint venture with BGI shall be referred to TPG immediately.

9.
Upon completing the First Investment, TPG will have the right of first refusal for all of BGI’s subsequent and required financings, both debt and equity, and TPG will have the right of first refusal to finance all of BGI's contracts, including, but not limited to, the right to purchase and/or finance the purchase of all the MTRs.

10.
Within 5 business days after TPG completes the First Investment, BGI shall introduce TPG to the parties that BGI is currently working with on all projects, including, without limitation, the MTR Business and the BGI Defense Business referred to earlier in this letter agreement.  In addition BGI shall make reasonable, good faith efforts to provide any other information related to BGI that is requested by TPG, within 5 business days after such request is made.

11.
To the extent that either party reasonably determines that it is necessary for the parties to enter into other agreements to accomplish the objectives of the parties contained in this letter agreement, the parties will negotiate with each other exclusively and in good faith to reach and enter into such agreements.

12.	The term of this letter agreement shall be 5 years, unless terminated earlier as described herein or extended by the parties by mutual agreement.

13.
BGI and TPG shall keep the existence, as well as the terms and conditions of this letter agreement, strictly confidential and shall not disclose such information to any persons other than their respective professional advisors, board members, shareholders, consultants, advisors, lawyers, accountants or joint venture partners, except as may be required by applicable federal and state laws and regulations.

Agreed and accepted by:
BlastGard International Inc.

By:	/s/ Michael J. Gordon, CEO/CFO

TangoPoint Investments, LLC		TangoPoint Partners, LLC

By:		By:
	Jerome Abraczinsakas, Managing Member		Richard Mahan, Managing Member